Exhibit 99.1

Acushnet Holdings Corp. Announces
Third Quarter and Year-to-Date 2019 Financial Results,
Declares Quarterly Cash Dividend
Third Quarter and Year-to-Date 2019 Financial Results

•	Third quarter net sales of $417.2 million, up 12.6% year over year, up 13.8% in constant currency

•	Year-to-date net sales of $1,313.1 million, up 1.8% year over year, up 3.9% in constant currency

•	Third quarter net income attributable to Acushnet Holdings Corp. of $29.8 million, up 319.7% year over year

•	Year-to-date net income attributable to Acushnet Holdings Corp. of $103.2 million, up 16.6% year over year

•	Third quarter Adjusted EBITDA of $55.8 million, up 45.7% year over year

•	Year-to-date Adjusted EBITDA of $195.6 million, up 0.4% year over year
Cash Dividend and Share Repurchase

•	Quarterly cash dividend of $0.14 per share; $10.5 million on an aggregate basis for the quarter

•	Quarterly share repurchases of 166,972 shares of common stock for an aggregate of $4.2 million
FAIRHAVEN, MA – October 31, 2019 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet"), a global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the three and nine months ended September 30, 2019.
“Acushnet's momentum continued in the third quarter, where our growth was fueled by gains in each of our business segments and across all major regions,” said David Maher, Acushnet's President and Chief Executive Officer. "Our results through the first three quarters of 2019 were led by new Pro V1 and Pro V1x golf balls, our recently launched Titleist T-Series irons and healthy gains in Titleist gear and FootJoy golf wear. Our year-to-date performance affirms our commitment to provide dedicated golfers with great products and value-added services that help them play their best golf.

"I must acknowledge the good work of our supportive trade partners and thank my fellow associates who are successfully executing our long-term strategies. Our product development teams are doing a great job of bringing innovative and exciting new products to market and effectively meeting the performance and design needs of dedicated golfers," Maher continued. "We look forward to building upon our market momentum, delivering a strong close to the year and setting the stage for continued success in 2020."

Summary of Third Quarter 2019 Financial Results

	Three months ended September 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2019	2018	$ change	% change	$ change	% change
Net sales	$417.2	$370.4	$46.8	12.6%	$51.3	13.8%
Net income attributable to Acushnet Holdings Corp	$29.8	$7.1	$22.7	319.7%
Adjusted EBITDA	$55.8	$38.3	$17.5	45.7%
Consolidated net sales for the quarter increased by 12.6%. On a constant currency basis, consolidated net sales were up 13.8% resulting from an increase of $28.4 million in net sales of Titleist golf clubs primarily related to higher sales volumes associated with the launches of our irons, hybrids and putters during the quarter, as well as an increase of $4.5 million in net sales of Titleist golf gear and an increase $3.5 million in FootJoy golf wear. The remaining change in net sales was primarily due to sales from KJUS, acquired in the third quarter of 2019, which are not allocated to one of our four reportable segments.
On a geographic basis, consolidated net sales in the United States increased by 6.2% in the quarter, driven by an increase of $4.3 million in net sales of Titleist golf clubs driven by the launches of our irons, putters and hybrids, and an increase of $3.3 million in net sales of Titleist golf balls primarily driven by sales from PG Golf, which we acquired in the fourth quarter of 2018 and an increase of $2.7 million in net sales of Titleist golf gear.
Net sales in regions outside the United States were up 20.5% and up 23.2% on a constant currency basis. On a constant currency basis, EMEA was up 39.3%, Japan was up 27.6%, and Korea was up 18.4%. In EMEA, the increase in net sales was primarily due to sales from KJUS and higher sales volumes of Titleist golf clubs. In Japan and Korea, the increase in net sales was primarily due to increases in sales of Titleist golf clubs, FootJoy golf wear and Titleist gear.
Segment specifics:

•
0.7% decrease in net sales (0.4% increase on a constant currency basis) of Titleist golf balls. The increase in constant currency was primarily driven by sales from PG Golf which we acquired in the fourth quarter of 2018, higher sales volumes of our latest generation Pro V1 and Pro V1x golf balls, partially offset by sales volume declines in our AVX models and our performance golf balls which were in their second model year.

•
28.1% increase in net sales (28.7% increase on a constant currency basis) of Titleist golf clubs. This increase primarily resulted from higher sales volumes of our newly launched T-Series irons, TS hybrids and putters and higher average selling prices. The increase was partially offset by lower sales volumes of drivers and fairways.

•	13.4% increase in net sales (14.8% increase on a constant currency basis) of Titleist golf gear. This increase was due to sales volume increases across all categories of the gear business.

•	2.4% increase in net sales (3.5% increase on a constant currency basis) in FootJoy golf wear primarily as a result of higher sales volumes in the apparel and footwear categories.
Net income attributable to Acushnet improved by $22.7 million to $29.8 million, up 319.7% year over year, primarily as a result of an increase in income from operations and a decrease in income tax expense.
Adjusted EBITDA was $55.8 million, up 45.7% year over year. Adjusted EBITDA margin was 13.4% for the third quarter versus 10.4% for the prior year period.
Summary of First Nine Months 2019 Financial Results

	Nine months ended September 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2019	2018	$ change	% change	$ change	% change
Net sales	$1,313.1	$1,290.4	$22.7	1.8%	$50.7	3.9%
Net income attributable to Acushnet Holdings Corp	$103.2	$88.5	$14.7	16.6%
Adjusted EBITDA	$195.6	$194.8	$0.8	0.4%
Consolidated net sales for the first nine months increased by 1.8%. On a constant currency basis, consolidated net sales were up 3.9% due to an increase of $25.2 million in Titleist golf balls driven by our latest generation Pro V1 and Pro V1x golf balls and sales from PG Golf which we acquired in the fourth quarter of 2018, an increase of $9.0 million in Titleist golf gear on sales increases across all segments, an increase of $5.6 million in FootJoy golf wear primarily due to sales volume increases in apparel, partially offset by a decrease of $3.5 million in Titleist golf clubs. The remaining change in net sales was primarily due to sales from KJUS, acquired in the third quarter of 2019, which are not allocated to one of our four reportable segments.
On a geographic basis, consolidated net sales in the United States increased by 4.0% in the nine month period. The increase in net sales in the United States resulted from an increase of $16.7 million in net sales of Titleist golf balls primarily driven by higher sales volumes of our latest generation Pro V1 and Pro V1x golf balls launched in the first quarter of 2019, sales from PG Golf which we acquired in the fourth quarter of 2018 and an increase of $6.4 million in net sales of FootJoy golf wear, partially offset by a decrease of $3.5 million in Titleist golf clubs.
Net sales in regions outside the United States were down 0.7% and up 3.8% on a constant currency basis. On a constant currency basis, EMEA was up 9.3%, Korea was up 6.9% and Japan was down 3.5%. In EMEA, the increase in net sales was primarily due to sales from KJUS and higher sales volumes of Titleist golf balls. In Korea, the increase in net sales was primarily driven by increased sales in Titleist gear and Titleist golf balls. In Japan, the decrease in net sales was primarily due to a decrease in sales of FootJoy golf wear.

Segment specifics:

•
4.1% increase in net sales (6.0% increase on a constant currency basis) of Titleist golf balls primarily driven by higher sales volumes of our latest generation Pro V1 and Pro V1x golf balls launched in the first quarter of 2019, and sales from PG Golf which we acquired in the fourth quarter of 2018, partially offset by a sales volume decline in our performance golf balls which were in their second model year.

•
2.6% decrease in net sales (1.0% decrease on a constant currency basis) of Titleist golf clubs. Sales volumes of our newly launched T-Series irons, TS hybrids and putters, and TS drivers were offset by lower sales volumes of our wedges and prior generation irons, which were both in their second model year.

•	4.9% increase in net sales (7.5% increase on a constant currency basis) of Titleist golf gear. This increase was primarily due to sales increases across all categories of the gear business.

•
0.8% decrease in net sales (1.6% increase on a constant currency basis) in FootJoy golf wear. The increase in constant currency was primarily driven by a sales volume increase and higher average selling prices in apparel, partially offset by lower sales in the footwear category due to lower average selling prices.

Net income attributable to Acushnet increased by $14.7 million to $103.2 million, up 16.6% year over year, primarily as a result of an increase in income from operations and a decrease in income tax expense.
Adjusted EBITDA was $195.6 million, up 0.4% year over year. Adjusted EBITDA margin was 14.9% for the first nine months versus 15.1% for the prior year period.
Cash Dividend and Share Repurchase
Acushnet's board of directors today declared a quarterly cash dividend in an amount of $0.14 per share of common stock. The dividend will be payable on December 13, 2019 to stockholders of record on November 29, 2019. The number of shares outstanding as of October 25, 2019 was 75,165,104.
During the quarter, the Company repurchased 166,972 shares of common stock on the open market at an average price of $25.34 for an aggregate of $4.2 million.

2019 Outlook

•	Consolidated net sales are expected to be approximately $1,660 to 1,680 million.

•	Consolidated net sales on a constant currency basis are expected to be in the range of up 3.1% to 4.4%.

•	Adjusted EBITDA is expected to be approximately $237 to 243 million.

Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on October 31, 2019 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.
About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2019 outlook, our operations and our financial performance. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; the cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products or satisfy consumer preferences, quality and regulatory standards; our reliance on technical innovation and high-quality products; changes to the Rules of Golf with respect to equipment; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us and potential dilution of holders of our common stock; our estimates or judgments relating to our critical accounting policies; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases; our substantial leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the ability of our controlling shareholder to control significant corporate activities, and our controlling shareholder’s interests may conflict with yours; our status as a controlled company; the market price of our common stock; our ability to maintain effective internal controls over financial reporting; our ability to pay dividends; our status as a holding company; dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents; reports from securities analysts; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2019 as it may be updated by our periodic reports subsequently filed with the SEC. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share amounts)	2019	2018	2019	2018
Net sales	$417,166	$370,427	$1,313,086	$1,290,366
Cost of goods sold	199,822	181,489	627,542	622,944
Gross profit	217,344	188,938	685,544	667,422
Operating expenses:
Selling, general and administrative	158,857	148,653	484,506	471,706
Research and development	12,746	12,787	38,417	38,095
Intangible amortization	2,015	1,625	5,533	4,885
Income from operations	43,726	25,873	157,088	152,736
Interest expense, net	4,504	4,284	14,600	13,939
Other expense, net	1,486	4,142	1,297	4,252
Income before income taxes	37,736	17,447	141,191	134,545
Income tax expense	7,730	10,098	36,244	43,737
Net income	30,006	7,349	104,947	90,808
Less: Net income attributable to noncontrolling interests	(209)	(286)	(1,736)	(2,354)
Net income attributable to Acushnet Holdings Corp.	$29,797	$7,063	$103,211	$88,454

Net income per common share attributable to Acushnet Holdings Corp.:
Basic	$0.40	$0.09	$1.37	$1.18
Diluted	0.39	0.09	1.36	1.18
Weighted average number of common shares:
Basic	75,192,567	74,823,954	75,603,108	74,746,190
Diluted	75,552,440	75,867,562	75,888,548	75,230,651

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
(in thousands, except share and per share amounts)	2019	2018
Assets
Current assets
Cash and restricted cash ($7,732 and $8,436 attributable to the FootJoy golf shoe joint venture ("JV"))	$54,207	$31,014
Accounts receivable, net	273,877	186,114
Inventories ($8,199 and $9,658 attributable to the FootJoy JV)	348,866	361,207
Other assets	88,144	85,666
Total current assets	765,094	664,001
Property, plant and equipment, net ($11,279 and $11,615 attributable to the FootJoy JV)	222,499	228,388
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	210,877	209,671
Intangible assets, net	482,852	478,257
Deferred income taxes	63,316	78,028
Other assets ($2,521 and $2,593 attributable to the FootJoy JV)	76,329	33,276
Total assets	$1,820,967	$1,691,621
Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Current liabilities
Short-term debt	$59,474	$920
Current portion of long-term debt	35,625	35,625
Accounts payable ($5,918 and $6,882 attributable to the FootJoy JV)	92,444	86,045
Accrued taxes	28,009	38,268
Accrued compensation and benefits ($1,480 and $1,634 attributable to the FootJoy JV)	78,334	77,181
Accrued expenses and other liabilities ($2,651 and $3,462 attributable to the FootJoy JV)	99,430	56,828
Total current liabilities	393,316	294,867
Long-term debt	320,914	346,953
Deferred income taxes	4,663	4,635
Accrued pension and other postretirement benefits	83,429	102,077
Other noncurrent liabilities ($5,262 and $4,831 attributable to the FootJoy JV)	51,074	16,105
Total liabilities	853,396	764,637
Redeemable noncontrolling interest	344	—
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 75,619,112 and 74,760,062 shares issued	76	75
Additional paid-in capital	907,957	910,890
Accumulated other comprehensive loss, net of tax	(94,650)	(89,039)
Retained earnings	143,898	72,946
Treasury stock, at cost; 840,714 shares (including 420,357 of accrued share repurchase) and no shares	(20,818)	—
Total equity attributable to Acushnet Holdings Corp.	936,463	894,872
Noncontrolling interests	30,764	32,112
Total shareholders' equity	967,227	926,984
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$1,820,967	$1,691,621

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended September 30,
(in thousands)	2019	2018
Cash flows from operating activities
Net income	$104,947	$90,808
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	31,188	30,057
Unrealized foreign exchange losses	2,615	3,057
Amortization of debt issuance costs	1,107	1,040
Share-based compensation	7,991	13,780
Loss on disposals of property, plant and equipment	8	153
Deferred income taxes	14,699	23,202
Changes in operating assets and liabilities	(67,624)	(32,032)
Cash flows provided by operating activities	94,931	130,065
Cash flows from investing activities
Additions to property, plant and equipment	(18,166)	(20,662)
Business acquisitions, net of cash acquired	(28,104)	(2,350)
Cash flows used in investing activities	(46,270)	(23,012)
Cash flows from financing activities
Proceeds from (repayments of) short-term borrowings, net	59,614	(4,103)
Repayments of delayed draw term loan A facility	(5,625)	(38,750)
Repayment of term loan A facility	(21,094)	(14,063)
Purchases of common stock	(10,409)	—
Debt issuance costs	—	(381)
Dividends paid on common stock	(32,967)	(29,338)
Dividends paid to noncontrolling interests	(3,353)	(6,450)
Payment of employee restricted stock tax withholdings	(10,924)	(2,634)
Cash flows used in financing activities	(24,758)	(95,719)
Effect of foreign exchange rate changes on cash	(710)	(1,064)
Net increase in cash	23,193	10,270
Cash and restricted cash, beginning of year	31,014	47,722
Cash and restricted cash, end of period	$54,207	$57,992

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Third Quarter Net Sales by Segment

	Three months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2019	2018	$ change	% change	$ change	% change
Titleist golf balls	$120.9	$121.8	$(0.9)	(0.7)%	$0.5	0.4%
Titleist golf clubs	126.8	99.0	27.8	28.1%	28.4	28.7%
Titleist golf gear	34.6	30.5	4.1	13.4%	4.5	14.8%
FootJoy golf wear	102.6	100.2	2.4	2.4%	3.5	3.5%
Third Quarter Net Sales by Region

	Three months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2019	2018	$ change	% change	$ change	% change
United States	$215.7	$203.2	$12.5	6.2%	$12.5	6.2%
EMEA	55.7	41.7	14.0	33.6%	16.4	39.3%
Japan	55.2	41.7	13.5	32.4%	11.5	27.6%
Korea	55.7	50.0	5.7	11.4%	9.2	18.4%
Rest of world	34.9	33.8	1.1	3.3%	1.7	5.0%
Total net sales	$417.2	$370.4	$46.8	12.6%	$51.3	13.8%

Nine Months Net Sales by Segment

	Nine months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2019	2018	$ change	% change	$ change	% change
Titleist golf balls	$435.9	$418.9	$17.0	4.1%	$25.2	6.0%
Titleist golf clubs	325.1	333.8	(8.7)	(2.6)%	(3.5)	(1.0)%
Titleist golf gear	126.6	120.7	5.9	4.9%	9.0	7.5%
FootJoy golf wear	357.6	360.4	(2.8)	(0.8)%	5.6	1.6%
Nine Months Net Sales by Region

	Nine months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2019	2018	$ change	% change	$ change	% change
United States	$702.3	$675.2	$27.1	4.0%	$27.1	4.0%
EMEA	186.7	182.4	4.3	2.4%	17.0	9.3%
Japan	134.7	139.3	(4.6)	(3.3)%	(4.9)	(3.5)%
Korea	165.2	164.7	0.5	0.3%	11.3	6.9%
Rest of world	124.2	128.8	(4.6)	(3.6)%	0.2	0.2%
Total net sales	$1,313.1	$1,290.4	$22.7	1.8%	$50.7	3.9%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
Adjusted EBITDA represents net income (loss) attributable to Acushnet Holdings Corp. adjusted for interest expense, income tax expense, depreciation and amortization, share-based compensation expense, certain transaction fees, indemnification expense (income) from our former owner Beam Suntory, Inc. (formerly known as Fortune Brands, Inc.) (“Beam”), executive pension settlement, certain other non-cash (gains) losses, net and the net income relating to noncontrolling interests. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income attributable to Acushnet Holdings Corp.	$29,797	$7,063	$103,211	$88,454
Interest expense, net	4,504	4,284	14,600	13,939
Income tax expense	7,730	10,098	36,244	43,737
Depreciation and amortization	11,592	9,345	31,188	30,057
Share-based compensation	2,605	4,670	7,991	13,780
Transaction fees	68	470	2,015	470
Executive pension settlement(1)	—	2,543	—	2,543
Other non-cash income, net (2)	(738)	(418)	(1,338)	(570)
Net income attributable to noncontrolling interests	209	286	1,736	2,354
Adjusted EBITDA	$55,767	$38,341	$195,647	$194,764
Adjusted EBITDA margin	13.4%	10.4%	14.9%	15.1%
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(1)
In the third quarter of 2018, our former Chief Executive Officer received lump-sum pension benefit payments in connection with his retirement, which resulted in a non-cash settlement expense of $2.5 million.

(2)
Includes non-cash indemnification expense (income) related to obligations owed to us by Beam and other non-cash (gains) losses, net that are included when calculating net income attributable to Acushnet Holdings Corp.

A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2019, to the closest corresponding GAAP measure, net income (loss), is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share- based compensation and adjustments related to the indemnification obligations owed to us by Beam.